Exhibit 19
Securities Policy
SCOPE
This policy applies to Cummins, the Cummins Board of Directors (“CMI Board Members”) and globally to the employees of Cummins entities in which Cummins has a controlling ownership interest or management responsibility, including its subsidiaries, joint ventures, affiliated companies and distributors (“Employees”). If Cummins does not have a controlling ownership interest or management responsibility, Cummins will take reasonable steps to require compliance with this policy and the law.
This policy also applies to transactions in Cummins securities by or for the account of Officers' or CMI Board Members’ Family Members, trusts, personal charitable foundations or similar arrangements as if such transactions were for the account of the Officer or CMI Board Member.
DEFINITIONS
Blackout Period(s) – A period designated by Cummins during which Cummins securities shall not be traded by certain individuals. Regular blackout periods are imposed upon Officers and CMI Board Members from the last business day of the second month of the Cummins’ accounting quarter through two business days following the day Cummins releases its financial results for the quarter. Certain Cummins-sponsored stock plans may also automatically prohibit transactions during certain periods surrounding Cummins earnings releases. Special blackout periods, which may include Employees, may occasionally be imposed.

Executive Officer – For purposes of this policy, “Executive Officers” refers to all Officers of Cummins who are subject to Sections 13, 14 and 16 of the Securities Exchange Act of 1934.
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Family Member – Includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall also include adoptive relationships and anyone (other than domestic employees) who is sharing the same household.

Material Information – Information that would likely affect a reasonable investor's decision to buy, sell, or hold securities or would affect the market value of the securities if publicly disclosed. Examples of “Material Information” are listed in the Policy section of this document.

Material, Nonpublic Information – Information which is Material Information and has either not been disclosed to the public, or if it has been disclosed, the time elapsed since disclosure has not been sufficient for investors to fully evaluate the information.

Officers – For purposes of this policy, “Officers” shall refer to all officers of Cummins as designated by the CMI Board, including all Executive Officers.
Trading Plan – A plan satisfying the requirements of Securities and Exchange Commission (“SEC”) Rule 10b5-1(c) that allows Officers, CMI Board Members and other insiders of publicly traded companies to transact in their company shares at all times, not just outside of Blackout Periods.
POLICY
1.The following are rules for Cummins, all Employees and CMI Board Members.
A.Cummins, all Employees and CMI Board Members must comply with all laws and policies prohibiting Insider Trading.
Insider Trading occurs when an individual or entity:
1.Buys or sells Cummins securities based on Material, Nonpublic Information known or obtained by the individual or entity. Examples of Material, Nonpublic Information may include:
•dividend increases or decreases;
•earnings estimates or results, or a change in a previously announced earnings estimate;
•a significant expansion or curtailment of operations or a significant increase or decline in business, including plans to close plants or planned layoffs;
•a stock split or stock dividend;
•a significant merger or acquisition proposal or agreement or joint venture, or an agreement or proposal to sell a significant subsidiary or business, or a proposal or agreement to purchase or sell substantial assets;
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•significant new products, services, or discoveries;
•unusual or large borrowing;
•offerings or proposals to offer debt or equity securities for sale;
•the establishment of a repurchase program for securities;
•commencement or settlement of a major claim, lawsuit or regulatory matter;
•liquidity problems; or
•significant management developments.
2.Discloses or provides Material, Nonpublic Information concerning Cummins to another person to enable that person to either buy or sell Cummins securities or advise others to do so;
3.Buys or sells the securities of another company while in possession of Material, Nonpublic Information concerning that company, if that information was obtained during employment with or providing services to Cummins; or
4.Discloses or provides Material, Nonpublic Information regarding another company (obtained during employment with or providing services to Cummins) to another person to enable that person to either buy or sell the securities of that company or advise others to do so.
The following transactions are covered by this policy:
1.A transaction undertaken through a broker or investment manager, including a privately negotiated transaction or otherwise;
2.A purchase or sale transaction pursuant to the Cummins Inc. 2012 Omnibus Incentive Plan or Cummins Inc. Key Employee Stock Investment Plan (KESIP);
3.The exercise of stock options to purchase Cummins common stock pursuant to Cummins’ stock option plans;
4.A change to future contributions to any Cummins stock fund in a 401(k) plan maintained by Cummins;
5.A transfer of an existing account balance into or out of any Cummins stock fund;
6.Any loan under a 401(k) plan that will result in a liquidation (or partial liquidation) of Cummins stock fund holdings;
7.Any pre-payment of a 401(k) plan loan if the prepayment will be allocated to the Cummins stock fund; or
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8.An election to participate in the Cummins dividend reinvestment plan, to change the level of participation in the plan or to sell Cummins stock purchased pursuant to the plan.
This policy does not apply to:
1.Purchases of stock in a 401(k) plan or an employee stock purchase plan maintained by Cummins when those purchases result from an employee’s periodic contribution of money to the plans pursuant to a payroll deduction election;
2.Purchases of Cummins stock through the Cummins dividend reinvestment plan when those purchases result solely from a prior reinvestment election with respect to dividends paid on Cummins securities; or
3.“Net exercises” of stock options in which there is not a sale of Cummins securities in the open market and the only purchase of Cummins securities is directly from Cummins.
B.How to avoid Insider Trading
1.Refrain from trading in Cummins securities from the time a material development involving Cummins is known until enough time has elapsed for investors to fully evaluate the information. This is generally three business days after the information has been publicly disclosed.
2.Only disclose Material, Nonpublic Information concerning Cummins to another person if that person has a need to know the information.
3.If in possession of Material, Nonpublic Information about another company obtained during your employment with Cummins, refrain from trading in that company's securities until after the information has been publicly disclosed. Use the three-day guideline and disclose that information to another person only if that person has a need to know the information.
4.Consider how the transaction might look six months in retrospect.
5.Obtain approval from the Corporate Secretary, Chief Legal Officer or either of their designees prior to taking any action if you are unsure.
C.Trading in Cummins securities must not occur during a Blackout Period.
Generally, Blackout Periods apply only to Officers and CMI Board Members. However, special Blackout Periods may be imposed by Cummins and may apply to Employees in addition to Officers and CMI Board Members. The Corporate Secretary, Chief Legal Officer, or the Chief Financial Officer will notify affected parties regarding any trading restrictions.
D.Blackout Periods for Cummins-Sponsored Plans
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1.To avoid any appearance of impropriety, Cummins, at the end of each quarter, takes an extra measure by restricting Compensation Class 5 (Executive Director), or above, Employees trading of Cummins shares (a) held in the Key Employee Stock Investment Plan (KESIP) or the Employee Stock Purchase Plan (ESPP) or (b) held or received in connection with performance shares, restricted stock, restricted stock units or stock options granted to Employees under the 2012 Omnibus Incentive Plan (or any successor incentive plan). We suspend the trading of shares held under these plans from the first business day of each quarter through the close of two business days after the day we release earnings. This is known as an “automatic blackout period.”
2.Unless you are a Class 5 (Executive Director), or above, Employee, there is no automatic blackout period in place preventing the trading of shares (a) held in the KESIP or the ESPP or (b) held or received in connection with performance shares, restricted stock, restricted stock units or stock options granted to Employees under the 2012 Omnibus Incentive Plan (or any successor incentive plan). In addition, there is no automatic blackout period in place, for any Employee, preventing the trading of shares held in the Employee Stock Ownership Plan/Cummins Stock Fund component of the 401(k) Plan. Even so, it is your responsibility to avoid trading in Cummins securities when you are in possession of Material, Nonpublic Information, whether or not any blackout is in effect.
3.This blackout only applies to the Cummins sponsored plans described above. You are still able to trade in Cummins shares through your own personal accounts at any time. However, remember that the prohibition against insider trading applies to you all the time and with every trade you make, whether it is through a Cummins account or purely on your own. If you have any questions, contact the Corporate Secretary or Chief Legal Officer for assistance.
E.Gifts
Neither CMI Board Members nor any Employees may make a gift of Cummins securities while aware of Material, Nonpublic Information relating to Cummins if such CMI Board Member or Employee knows or is reckless in not knowing the recipient of the gift would sell the securities prior to Cummins’ disclosure of such information. Such a situation can arise with gifts of securities to charities, which are often required by their policies to sell securities soon after a gift.
F.Trading Plans
1.Rule 10b5-1 of the Securities Exchange Act of 1934 provides a defense from insider trading liability. To be eligible to rely on this defense, a person must enter into a Trading Plan for transactions in Cummins securities that meets certain conditions specified in the rule. If the plan meets the requirements of Rule 10b5-1, Cummins securities may be purchased or sold without regard to certain insider trading restrictions.
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2.To comply with this policy, a Trading Plan must be approved by the Corporate Secretary and meet the requirements of Rule 10b5-1.
3.In general, a Trading Plan must be entered into in good faith at a time when the person entering into the plan is not aware of Material, Nonpublic Information regarding Cummins.
4.Rule 10b5-1 requires a person (other than a CMI Board Member or an Executive Officer) (i) to wait to begin trading under a Trading Plan until 30 days after the adoption of the plan, (ii) generally prohibits a person from having more than one plan in place at the same time, and (iii) restricts persons from relying on a single-trade plan more than once during any 12-month period.
5.Once the Trading Plan is adopted, the person must act in good faith with respect to the Trading Plan and not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Trading Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent party.
6.Additional requirements with respect to Trading Plans for CMI Board Members and Executive Officers, including a longer waiting period, are described herein.
2.The following are special rules for Officers and CMI Board Members.
A.Trading in Cummins securities must not occur during a Blackout Period.
1.Officers and CMI Board Members are subject to four Blackout Periods each year. The Blackout Periods can be found on the Ethics and Compliance Community, the Corporate Legal Community or can be obtained by sending an email to Ethics and Compliance.
2.Officers and CMI Board Members can only trade in Cummins Shares during pre-designated open trading windows. All Officers and CMI Board Members must contact the Corporate Secretary or Chief Legal Officer prior to trading in Cummins securities to receive approval for the trade. This applies to all activity, including:
•buying and selling shares;
•exercising options, gifts, loans, pledges or hedges; and
•contributions to a trust or any other stock plan transaction.
Pre-clearance must be obtained by speaking directly with either the Corporate Secretary, Chief Legal Officer or either of their designees. It cannot be done via email. The Corporate Secretary or Chief Legal Officer will determine if the transaction may proceed.
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3.Completed transactions must be reported immediately to the Corporate Secretary or Chief Legal Officer to ensure compliance with applicable SEC reporting requirements.
4.Cummins prohibits Executive Officers and CMI Board Members from engaging in hedging transactions of any kind with respect to Cummins securities and from holding Cummins securities in a margin account. Additionally, Executive Officers and CMI Board Members may neither maintain nor enter into any arrangement that, directly or indirectly, involves the pledge of Cummins securities or other use of Cummins securities as collateral for a loan.
5.Officers and CMI Board Members must not trade in Cummins securities during a pension fund blackout period. A "pension fund blackout period" refers to a period of more than three consecutive business days during which Employee participants in Cummins-sponsored individual account retirement plans are prohibited from engaging in investment account transactions involving Cummins securities.
B.Officers and CMI Board Members may implement a Trading Plan.
1.Officers and CMI Board Members wishing to implement or modify a Trading Plan must:
•pre-clear the Trading Plan or modification to a Trading Plan with the Corporate Secretary or Chief Legal Officer during an open trading window;
•use an independent brokerage firm designated by Cummins;
•for CMI Board Members and Executive Officers, certify that they are (a) not aware of any Material, Nonpublic Information about Cummins and (b) adopting the Trading Plan in good faith, and not as a scheme to evade the prohibitions of Rule 10b-5;
•provide prompt notification of any adoption, modification or termination of a Trading Plan to the Corporate Secretary;
•for CMI Board Members and Executive Officers, wait to make any trades under the Trading Plan until the later of (a) 90 days after the adoption of the Trading Plan or (b) two business days following the disclosure of Cummins’ financial results in a Form 10-Q or Form 10-K relating to the quarter in which the Trading Plan was adopted, subject to a maximum of 120 days after adoption of the Trading Plan; and
•for Officers and other Employees who are not Executive Officers, wait to make any trades under the Trading Plan until 30 days after the adoption of the Trading Plan.
2.Executive Officers and CMI Board Members who have a Trading Plan in place must not:
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•have more than one Trading Plan in place at the same time, unless compliant with Rule 10b5-1 and expressly approved by the Corporate Secretary or Chief Legal Officer;
•make any trades outside the Plan during the period for which the Plan is effective; and
•include more than 500,000 shares or options in any one trading plan, unless an exception has been approved by the Chair of the Talent Management and Compensation Committee.
3.The Corporate Secretary or Chief Legal Officer will comply with any applicable SEC disclosure requirements regarding the implementation of a new Trading Plan.
4.Transactions effected pursuant to a pre-cleared Trading Plan will not require further pre-clearance at the time of the transaction if the Plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining their dates, prices and amounts.
5.Completed transactions under a Trading Plan must be reported immediately to the Corporate Secretary or Chief Legal Officer to ensure compliance with applicable SEC reporting requirements.
6.Trading Plans may only be terminated for "hardship" reasons or in other exceptional circumstances, as determined by the Chief Executive Officer, the Chief Financial Officer, or Chief Legal Officer. If a Plan is terminated under this section, the Officer or CMI Board Member may not enter another plan for a period of six months. The Corporate Secretary or Chief Legal Officer will comply with any applicable SEC disclosure requirements regarding the termination of a Trading Plan.
7.Cummins may modify, suspend or terminate a Trading Plan in the event of a significant corporate event, such as a merger, acquisition, securities offering or significant legal/regulatory matter, and as approved by the Chief Executive Officer, Chief Financial Officer, or Chief Legal Officer.
8.In the event of major corporate transactions or developments, the Corporate Secretary, Chief Legal Officer and Chief Financial Officer will evaluate potential plan trades to determine if any public disclosures are required.
CONSEQUENCE FOR POLICY VIOLATION
The penalties for Insider Trading violations are severe.
Individuals may be subject to the following consequences which may include but are not limited to:
•the most serious disciplinary action, up to and including termination of employment;
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•civil penalties of up to three times the profit gained or loss avoided, injunctions, and forfeiture of profits; and/or
•criminal penalties of up to $5,000,000 and/or 20 years in prison for each violation.
CONTACT FOR MORE INFORMATION
For questions or concerns relating to this policy or to report possible violations, Employees can seek assistance by contacting:
•The Cummins Legal Function
•Ethics and Compliance Function
You can report concerns through the Ethics Help Line.
If you are not comfortable taking your concerns to the above resources, you may report any concern to the Cummins Ethics Help Line. Go to ethics.cummins.com for information on how to report your concern either online or by phone in your country.
You may report your concerns anonymously where allowed by law.
Cummins strictly forbids retaliation against Employees who report concerns.
No action will be taken against you for reporting your concerns. Refer to the Employee Non-retaliation Policy for more information.
ASSOCIATED DOCUMENT AND RESOURCE LINKS
Policy Translations

Initial Release Date	Last Updated	VP Owner	Responsible Function
09/16/2002	2/11/2025	Nicole Y. Lamb-Hale	Ethics & Compliance

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